Exhibit 10.2

Confidential

2022 SHARE OPTION REGULATIONS

FOR THE EMPLOYEES OF BENDING SPOONS S.p.A.

Version of June 19, 2026

Recitals

A.	Bending Spoons S.p.A. is a joint stock company organized under Italian law, with its registered office in Milan, Via Nino Bonnet 10, tax code and registration number at the business register of Milan 08931860962 (the “Company”).

B.	Pursuant to these regulations (the “Regulations”), the Company and its shareholders intend to implement and regulate an equity-based incentive plan (the “Plan”) concerning the grant of Options (as defined below) which, on the terms and conditions set out in these Regulations, entitle the Beneficiaries (as defined below) to receive one share in the Company for each Option exercised under this Plan.

C.	The purpose of the Plan is to (1) foster the loyalty of the Company’s employees, increasing the retention capacity of key resources in the medium to long term, and (2) instill a sense of belonging to the Company and shared common goals, with a view to pursuing the continuous economic, equity, and financial growth of the Company.

D.	To implement the Plan, the Company will choose whether to use treasury shares or approve one or more capital increases of Shares, as defined in section 2.32 (the “Capital Increases”), to be offered for subscription to the Beneficiaries who decide to exercise the Options by June 30, 2036. Where an employee of an Affiliate has the right to receive Shares under any equity incentive plan of that Affiliate, the Company, in its capacity as parent company and issuer of the Shares, will (1) transfer to the Affiliate the legal title to the Shares necessary for the Affiliate to fulfill its obligations under any option grant to which the Affiliate is a party, and (2) deliver such Shares to the relevant employee on behalf of the Affiliate.

E.	The Plan is of an extraordinary and contingent nature and will not in any way give rise to any expectations or rights other than those provided for in these Regulations.

F.	On the date of these Regulations, the Board of Directors has resolved (1) to amend these Regulations as follows, to ensure that, in the event of a Listing, the exercise of the Options is consistent with the Company’s status as a publicly listed company while preserving in all material respects the economic terms of the Plan for existing Beneficiaries, and (2) that no additional Options will be granted under this Plan after June 30, 2026.

Operative provisions

1.	Recitals and annexes

The recitals and annexes hereof are an integral and substantial part of these Regulations.

2.	Definitions

In addition to any other definitions contained elsewhere in these Regulations, the following capitalized terms and expressions (and their grammatical variations) have the meaning set out below:

2.1	“Acceptance of Options Notice” means, for each grant of Options to each Beneficiary, the letter in Annex A that the Beneficiary must send to the Company to accept the Options granted to them.

2.2	“Affiliate” means any company directly or indirectly owned by the Company.

2.3	“Amendment Agreement” means the amendment agreement to the employment contract, signed by the trade union pursuant to article 411 of the Italian code of civil procedure, that a Beneficiary may execute with the Company pursuant to section 4.3, or any equivalent agreement or other instrument provided for in foreign jurisdictions.

2.4	“Applicable Laws” means, to the extent applicable, the laws, regulations, and rules governing the administration of equity-based compensation plans of Italy, the U.S., any Stock Exchange on which the Shares are or become listed, and any other jurisdiction where Options are assigned, including any applicable securities, insider trading, and market abuse laws, and the insider trading, clawback, and recoupment policies of the Company.

2.5	“Bad Leaver Event” means any of the following events, where the Relationship with a Beneficiary is terminated:

(1)	termination of employment for just cause pursuant to article 2119 of the Italian civil code;

(2)	dismissal for a justified subjective reason based on a material breach of contractual obligations;

(3)	any other case of termination of employment of a disciplinary nature;

(4)	voluntary resignation of the Beneficiary in any way connected with or following the notification by the Company or any of its Affiliates of a material breach by the Beneficiary of their contractual obligations or disciplinary violations;

(5)	any use or disclosure of know-how, inventions, software, intellectual property, information technology, or business documentation or information of the Company or any of its Affiliates in breach of company policies or contractual obligations of the Beneficiary.

2.6	“Beneficiary” means any employee of the Company identified by the Board of Directors and includes any such employee whose Relationship is transferred from the Company to an Affiliate and, if applicable, from that Affiliate to the Company or another Affiliate.

2.7	“Board of Directors” means the board of directors of the Company, also through one or more of its members who are delegated to administer the Plan.

2.8	“Business Days” means the days on which banks in Milan, Italy, and New York, U.S., are open for business.

2.9	“Capital Increases” has the meaning set out in recital D.

2.10	“Change of Control” means the circumstance where shareholders holding class “A” shares in the Company hold less than 50.01% of the voting rights in the Shareholders’ Meeting.

2.11	“Company” has the meaning set out in recital A.

2.12	“Confidential Information” has the meaning set out in section 13.1.

2.13	“Exercise Notice” means the notice that each Beneficiary must send to the Company, using the standard mechanisms of the equity platform used by the Company or such other form as may be prescribed by the Company, to exercise the Options granted to them.

2.14	“Exercise Windows” means the time windows in which the Vested Options may be exercised, and specifically:

(1)	Until a Listing occurs:

(A)	July 1 of each year or, if later, the 30th day following the date of the Shareholders’ Meeting approving the Company’s financial statements for the previous year, or the first Business Day following such dates if they fall on non-Business Days;

(B)	in the event of a Change of Control, the date on which such Change of Control occurs or such other date or range of dates as the Board of Directors may communicate for that purpose; or

(C)	any other date or range of dates defined by the Board of Directors;

(2)	In the event a Listing occurs, the date on which such Listing occurs or such other date or range of dates as the Board of Directors may communicate for that purpose;

(3)	After the Listing and the relevant Exercise Window have occurred:

(A)	such dates defined by the Board of Directors as may be consistent with any insider trading policies and procedures governing the purchase, sale, and other dispositions of the Company’s securities adopted by the Company in connection with the Listing;

(B)	in the event of a Change of Control, the date on which such Change of Control occurs or such other date or range of dates as the Board of Directors may communicate for that purpose; or

(C)	any other date or range of dates defined by the Board of Directors.

2.15	“Extra Pay” means any bonus, award, or monetary remuneration in addition to the gross monthly remuneration granted or payable to each Beneficiary under the respective Relationship.

2.16	“Final Grant Date” means June 30, 2026.

2.17	“Good Leaver Event” means any termination of the Relationship with a Beneficiary other than a Bad Leaver Event (including the death of the Beneficiary).

2.18	“Grant Date” means, for each grant of Options to a Beneficiary, the date from which the Vesting Period starts as determined in the resolution adopted by the Board of Directors to identify the Beneficiary and determine the number of Options to be granted to that Beneficiary.

2.19	“Grant Notice” means the notice in Annex B that the Company must send to each Beneficiary participating in the Plan to allocate Options to such Beneficiary.

2.20	“Listing” means the listing on any Italian or foreign market (whether regulated or not) of shares of the Company.

2.21	“Market Value” means the value of a Share as of any date determined as follows:

(1)	if the Share is listed on a Stock Exchange, the Market Value is the closing sale price on that date, or if no sale occurred on that date, on the last preceding date on which a sale occurred, as reported in The Wall Street Journal or another source determined by the Board of Directors; or

(2)	if the Share is not listed on a Stock Exchange, the Market Value is the value of the Share calculated on the basis of the most recent of (A) the latest valuation of the Company made by the Board of Directors in the last 18 months and used in connection with the management or implementation of the Company’s equity-based compensation plans, and (B) the latest valuation of the Company resulting from a transaction on the Company’s share capital with third party investors in the last 18 months. Where none of the foregoing (A) or (B) is available, the Market Value will be the market value of the Share as determined by an appraiser or a leading investment bank.

2.22	“Non-Vested Option” means an Option that is not a Vested Option.

2.23	“Option” means each non-transferable option right attributed under the Plan, which entitles the Beneficiary to receive one Share under the terms and conditions set out in these Regulations.

2.24	“Option Price” means the valuation of an Option, as determined by the Board of Directors in respect of each Grant Date, based on the Market Value of a Share subject to any discount applied in line with the incentive purpose of the Plan and any other parameters and factors assessed by the Board of Directors.

2.25	“Plan” has the meaning set out in recital B.

2.26	“Plan Notice” has the meaning set out in section 3.3.

2.27	“Professional Advisors” has the meaning set out in section 13.2.

2.28	“Purpose” has the meaning set out in section 13.2.

2.29	“Regulations” has the meaning set out in recital B.

2.30	“Relationship” means, with respect to a Beneficiary, the existing employment relationship with the Company by virtue of which such Beneficiary was allowed to subscribe to the Plan.

2.31	“Shareholders’ Meeting” means the shareholders’ meeting of the Company.

2.32	“Shares” means the class X-1 or X-2 shares of the Company, or, following the Listing, the ordinary shares of the Company, which the Beneficiaries may receive upon exercise of the relevant Option and payment of the Strike Price, in the manner and on the terms set out in these Regulations. The Shares have the characteristics set out in the Company’s bylaws.

2.33	“Stock Exchange” means a national securities exchange, an interdealer quotation system, or other regulated market.

2.34	“Strike Price” means the amount predetermined by the Board of Directors that the Beneficiary must pay to the Company to exercise each Option.

2.35	“Subscription Notice” means the letter in Annex C that the Beneficiaries must send to the Company in accordance with section 5.1 to subscribe to the Plan.

2.36	“Superminimo” means (1) with reference to employment contracts governed by Italian law, the portion of the gross monthly remuneration due to a Beneficiary under their employment contract that exceeds the minimum wage provided for by the relevant national collective bargaining agreement, and (2) in all other cases, the portion of the gross monthly remuneration due individually to a Beneficiary in relation to their employment contract which can be converted into financial instruments according to the principles applicable in the competent jurisdiction.

2.37	“U.S.” means the United States of America.

2.38	“Vested Option” means an Option whose relevant Vesting Period has already expired, and that the Beneficiary will be entitled to exercise in the Exercise Windows to receive a Share under the terms and conditions set out in these Regulations.

2.39	“Vesting Period” means the period, as determined by the Board of Directors for each Option, that must elapse before the Option may be exercised under this Plan as a Vested Option.

3.	Management of the Plan and subscription to the Regulations

3.1	The Board of Directors is entrusted with any assessment relevant to the Plan, the responsibility for the proper administration of the Plan, and the broadest powers to implement it, including the power to: (1) define the Vesting Period of an Option; (2) identify a Beneficiary by the Final Grant Date, and define the number of Options to grant to that Beneficiary, according to the maximum number of Shares covered by the Capital Increases or the number of treasury shares held by the Company; (3) carry out any delivery, formal requirement, or communication that is necessary or appropriate to manage or implement the Plan, in compliance with the terms and conditions set out in the Regulations.

3.2	In identifying a Beneficiary, the number of Options allocated to such Beneficiary, and the corresponding Vesting Period, the Board of Directors will act in its absolute discretion, having regard solely to the interests of the Company and its group and taking into account, among other things, the Beneficiary's importance to the results of the Company and the group, the strategic importance of their position, the Beneficiary's potential, and any other relevant factors.

3.3	The Board of Directors may identify the Beneficiaries at any time by the Final Grant Date. Once a Beneficiary has been identified, the Board of Directors will notify such Beneficiary of the existence of the Plan by sharing a copy of these Regulations (the “Plan Notice”). The Board of Directors will be free to grant, from time to time, additional Options to any Beneficiary already participating in the Plan by informing any such Beneficiary of the additional grant through a Grant Notice.

4.	How Options are granted

4.1	The Board of Directors is responsible for the granting of the Options to the Beneficiaries, including as an alternative method of payment of the Extra Pay or following the waiver of all or part of the Superminimo by the Beneficiary.

4.2	If the Company intends to offer the Options as an alternative method of payment of the Extra Pay, the Company:

4.2.1	Must first determine the Option Price and the Strike Price;

4.2.2	May offer to each Beneficiary, as an alternative to the payment of the Extra Pay, a certain number of Options as determined based on the ratio between the portion of the Extra Pay they have waived and the Option Price.

4.3	If the Company intends to offer the Options based on the waiver by the Beneficiary of all or part of the Superminimo, according to an Amendment Agreement to be signed between the Company and the Beneficiary, the Company:

4.3.1	Must first determine the Option Price and the Strike Price;

4.3.2	May offer to each Beneficiary a certain number of Options determined based on the ratio between the portion of the Superminimo they have waived and the Option Price.

5.	Acceptance of the Plan or Options

5.1	To participate in the Plan, each identified Beneficiary must send the Company a Subscription Notice within the term indicated in the Plan Notice, which may not exceed 45 days from the date on which the Plan Notice is sent.

5.2	Upon receipt of the Subscription Notice by the Company, the Beneficiary will be deemed to have expressly and unconditionally subscribed to the Plan, thus becoming a “Beneficiary” for all purposes under the Plan and, as such, the holder of the rights and obligations of the Beneficiaries as provided for in the Regulations.

5.3	The Beneficiary must send the Company, for any grant of Options received from the Company under a Grant Notice, an Acceptance of Options Notice within the term indicated in the Grant Notice, which may not exceed 45 days from the date on which the Grant Notice is sent.

5.4	The Options for which no Subscription Notice or Acceptance of Options Notice is received by the applicable term will be deemed revoked and no longer granted to the Beneficiary (who will immediately lose any right or claim in this respect) and will be available for future grant. Any Options not assigned after the Final Grant Date will be considered definitively and unconditionally ineffective and therefore not transferable nor exercisable.

6.	Nature and features of the Options

6.1	The Options and all rights incorporated in the Options are strictly personal, nominative, non-transferable by deed between living persons, and cannot be subject to negotiation or disposal in any way (therefore they cannot be used to pay debts or obligations undertaken by a Beneficiary towards the Company, its Affiliates or third parties). They cannot be pledged nor can they be subject to enforcement or interim measures by third parties, under penalty of forfeiture of all rights relating to the Options.

6.2	The Options only grant the Beneficiary the right, under the conditions set out in these Regulations and subject to compliance with Applicable Laws, to receive the relevant Shares against payment of the Strike Price and any amounts payable by the Company or its Affiliates as withholding agents.

6.3	The exercise of an Option pursuant to article 7 (Exercise of the Options) will entitle the Beneficiary to receive a Share under the terms set out in these Regulations. Following such exercise, the Option will automatically expire.

6.4	Unless otherwise determined by the Board of Directors or required by Applicable Laws, the Company will have no obligation to deliver certificates evidencing Shares issued in connection with the exercise of any Option and such Shares may be recorded in book-entry form. The Company may place any legends or restrictions on Shares issued under the Regulations (whether in certificate or book-entry form) that the Board of Directors deems necessary or appropriate to comply with Applicable Laws.

6.5	Where an employee of an Affiliate has the right to receive Shares under any equity incentive plan of that Affiliate, the Company, in its capacity as parent company and issuer of the Shares, will (1) transfer to the Affiliate the legal title to the Shares necessary for the Affiliate to fulfill its obligations under any option grant to which the Affiliate is a party, and (2) deliver such Shares to the relevant employee on behalf of the Affiliate.

7.	Exercise of the Options

7.1	Each Beneficiary is entitled to exercise the rights related to the Vested Options (and, subject to the terms of section 7.2, up to a certain number of Non-Vested Options) during the Exercise Windows, by sending an Exercise Notice to the Company.

7.2	During the Exercise Windows, the Beneficiary may exercise, in addition to the Vested Options, up to a certain number of Non-Vested Options. Unless waived by the Board of Directors pursuant to section 8.2, the maximum number of Non-Vested Options that may be exercised in each Exercise Window will be determined by applying the following formula:

Sum of EO (n)

“EW” means the specific Exercise Window for which the number of Non-Vested Options exercisable by the Beneficiary must be determined.

“(n)” is an index identifying the different Grant Dates on which the Non-Vested Options held by the Beneficiary on the date of opening of the EW were granted.

“EO” means the number of Non-Vested Options granted on a specific Grant Date (n) which, if decided by the Board of Directors, could be exercisable in the EW. EO is the result of the following formula:

EO = NVO(n) * R(n) – GO(n)

“NVO(n)” means the number of Options granted on the Grant Date (n), also taking into account any Options already exercised in previous Exercise Windows as if they had not been exercised, for which the Vesting Period has not (or would not yet have) ended on the date of the opening of the EW.

“R(n)” means the result of the ratio between (1) the number of months from the Grant Date (n) to the date of opening of the EW (a month being deemed to have elapsed as of the first calendar day of the said month) and (2) the number of months between the Grant Date (n) and the end of the Vesting Period of the Options granted on the Grant Date (n) (a month being deemed to have elapsed as of the first calendar day of the said month).

“GO(n)” means the number of Options granted on the Grant Date (n) already exercised in previous Exercise Windows for which, if they had not already been exercised, the Vesting Period would have not ended on the date of the EW.

Annex 7.2 shows an example of the application of the criterion for calculating the maximum number of Non-Vested Options that can be exercised in each Exercise Window.

7.3	The exercise of the rights attached to Vested Options (and Non-Vested Options exercisable according to section 7.2) is subject to each of the following conditions subsequent: (1) the failure to pay the Strike Price as specified in section 12.6; or (2) the failure to pay any applicable taxes as specified in section 12.3; or (3) the failure of each Beneficiary to cooperate with the Company, its Affiliates or the consultants engaged by them to allow for an accurate calculation of the amount of taxes payable by the Company or its Affiliates as withholding agents in connection with the exercise of the Options by such Beneficiary.

7.4	Each Beneficiary may exercise all or part of the Vested Options during the Exercise Windows (in addition to all or part of the Non-Vested Options, in accordance with section 7.2). In the case of an Exercise Window opened before the first anniversary of the start date of the Relationship, the Options referred to in section 8.1.1 will not be exercisable. With the Exercise Notice the Beneficiary will irrevocably agree to receive all, and no less than all, of the Shares underlying the Options described in the Exercise Notice and will commit to pay the Strike Price and any applicable taxes as specified in sections 12.3 and 12.6.

7.5	The Options will expire on June 30, 2036. Any Option that has not been exercised by that date in accordance with the terms of these Regulations will automatically lapse, and the Beneficiary will forfeit all rights in relation to any such Option, without this giving rise to any right, claim, or expectation by the Beneficiary to receive any remuneration, compensation, or indemnity of any kind or nature.

8.	The Relationship between the Company and the Beneficiary

8.1	The commitments made by the Company under these Regulations are linked to, and conditional upon the Relationship continuing between each Beneficiary and the Company or an Affiliate. Therefore, the following provisions will apply:

8.1.1	With exclusive reference to: (1) the Options granted by the Company as an alternative to the payment of the Extra Pay, with Grant Date prior to January 2, 2024, and (2) the Options granted by the Company as an alternative to the payment of the Extra Pay qualifying as a “sign-on bonus”—that is a bonus granted to the Beneficiary upon the start of the Relationship with the Company—with Grant Date subsequent to January 2, 2024 (therefore with the express exclusion in cases (1) and (2) of the Options granted against the waiver by the Beneficiary of all or part of the Superminimo), the following applies. In the event of termination of the Relationship with a Beneficiary for any reason before the first anniversary of the date of start of the Relationship, that Beneficiary will immediately, irrevocably, and definitively forfeit all rights arising from the Plan or these Regulations, with the termination, on that date, of any rights, claims, requests, or actions of that Beneficiary connected with the Options granted to the same (whether vested or not). Consequently, the Company, its Affiliates, and their shareholders will be released from any obligation, commitment, or liability towards such Beneficiary that may originate from, be based on, or be connected with, or occasioned, even indirectly, by the Regulations or the Plan, without this giving rise to any right, claim, or expectation by such Beneficiary to receive any remuneration, compensation, or indemnity of any kind or nature.

8.1.2	In the event of termination of the Relationship with a Beneficiary due to a Bad Leaver Event, such Beneficiary will immediately, irrevocably, and definitively forfeit all rights, claims, demands, or actions arising from the Plan or these Regulations in relation to all Options (which will automatically lapse) without this giving rise to any right, claim, or expectation by the Beneficiary to receive any remuneration, compensation, or indemnity of any kind or nature.

8.1.3	Without prejudice to section 8.1.1, in the event of termination of the Relationship with a Beneficiary as a result of a Good Leaver Event, such Beneficiary will retain the rights arising under the Plan or these Regulations in relation to all Vested Options and to a number of Non-Vested Options corresponding to the number of Non-Vested Options that the Beneficiary could have exercised under the terms of section 7.2 if an Exercise Window had opened at the same time as the date of termination of the Relationship due to a Good Leaver Event. The Company will carry out the necessary calculation for each grant of Options which is the subject of a Plan Notice or a Grant Notice. Non-Vested Options on which the Beneficiary is entitled to retain rights will automatically convert into Vested Options. All other Non-Vested Options will lapse.

8.2	The Board of Directors has the discretionary right to make exceptions to the above provisions for any Beneficiary, for example by allowing any such Beneficiary to keep in full or in part the rights deriving from the Plan even if they should otherwise lapse, and in particular to keep in full or in part the Vested Options and Non-Vested Options, or to grant in full or in part the Shares even if the required conditions are not met.

8.3	In any event, for the purposes of these Regulations, a Relationship with the Company will not be deemed terminated (and therefore no Good Leaver Event or Bad Leaver Event will occur with respect to the relevant Beneficiary) if: (1) the Relationship is simply transferred—by operation of law or with the consent of the Beneficiary—for any reason (including assignment, extraordinary transactions or transfer of the contract) from the Company to an Affiliate or from an Affiliate to the Company or to another Affiliate, or (2) upon termination or within 30 days after termination of the Relationship, the Beneficiary establishes with the Company or an Affiliate a new employment, service, or consulting relationship.

8.4	If a Beneficiary is on a leave of absence, the vesting of the granted Options will be suspended during the leave period.

9.	Change of Control and Listing

9.1	If by June 30, 2036, a Change of Control or the Listing occurs, or a binding agreement is executed that provides for the occurrence of a Change of Control or the Listing, the Board of Directors will notify the Beneficiaries of the opening of the Exercise Window at least 10 days in advance, and:

9.1.1	Each Beneficiary will be entitled to exercise all or part of the Vested Options and up to the number of Non-Vested Options determined pursuant to section 7.2 by the day prior to the end of the Exercise Window and to receive the corresponding Shares, by sending an Exercise Notice to the Company. The exercise of the Options is conditional upon completion of the Change of Control or Listing and payment of the Strike Price and of any amounts payable by the Company or the Affiliate as withholding agent. The Shares will be allocated, whether directly by the Company or through the relevant Affiliate, on the completion date of the Change of Control or Listing, or such other date as the Board of Directors may determine and notify in accordance with section 9.2.

9.1.2	Following the expiry of the term referred to in section 9.1.1, the Company will be entitled, but not obliged, to redeem all Vested Options that have not been exercised at that date, and the Non-Vested Options of the Beneficiary, at a value for each Option equal to the price per Share of the Company (as determined in the context of the Change of Control or Listing), minus the relevant Strike Price. With respect to the Options granted upon waiver of all or part of the Superminimo, the consideration must not be lower than the amount of the Superminimo that the Beneficiary has waived in relation to such Options.

9.2	The Board of Directors will promptly notify in advance each Beneficiary of the occurrence of a Change of Control or the Listing, of the terms for the exercise of the Options and the allocation of the relevant Shares. Following the occurrence of the Listing, and of the corresponding effects described under section 9.1, the Board of Directors will notify each Beneficiary of the occurrence of a Change of Control, and of the terms for the exercise of Options and allocation of the Shares, as soon as reasonably practicable after the relevant information has been publicly disclosed by the Company in accordance with Applicable Laws.

10.	Rights of the Beneficiary

10.1	Any right arising from the Plan or from the Options is strictly personal, nominative, non-transferable by deed between living persons, and will not be disposed of in any way whatsoever, nor will it be pledged, nor be subject to enforcement or interim measures by third parties, under penalty of forfeiture of all rights provided in these Regulations. In case of any breach of the provisions in this section by a Beneficiary, all their relevant Options will automatically cease to be effective.

10.2	The Options only entitle the Beneficiary to the allotment of the Shares, in accordance with the conditions set out in these Regulations. In the event of an increase in the share capital of the Company, no right to subscribe for new shares will accrue to the Beneficiary under the Options or this Plan.

10.3	If any transactions on the share capital of the Company or other extraordinary transactions occur that are likely to have a material effect on the terms and conditions of this Plan, or in the event of any change in Applicable Laws or accounting principles, the Board of Directors may (1) make such amendments and additions to these Regulations as it deems necessary or appropriate, or (2) implement other remedies to keep the essential contents and purposes of the Plan unaffected as far as possible. Such adjustments will be determined so that the value of the economic interests, as currently provided for in these Regulations, is not altered by such transactions. Notwithstanding anything to the contrary in these Regulations, the Board of Directors may suspend the exercise of any Option in connection with any transaction, securities offering, or other similar event affecting the Shares or their price, for up to 60 days before or after such transaction for administrative convenience.

11.	Notices

11.1	All notices addressed to the Company in connection with these Regulations must be sent by email to the following address: bendingspoons@legalmail.it, or to any other address that may be indicated by the Company.

11.2	Upon subscribing to these Regulations in accordance with article 5 (Acceptance of the Plan or Options), the Beneficiary will notify the Company of their contact details for notices pursuant to this article 11 (Notices).

11.3	Notices will be deemed validly given on the date of receipt by the recipient.

12.	Tax treatment and payment of the Strike Price

12.1	The income deriving from the grant of the Options and the allotment of the relevant Shares is included in the taxable income of the Beneficiary on the date of exercise of the Options and of the payment of the Strike Price and will be subject to taxation based on the Beneficiary’s applicable tax regime.

12.2	By subscribing to these Regulations, the Beneficiary undertakes to pay the Company or its Affiliates the funds required to meet the applicable withholding taxes and to cooperate with the Company by collecting and providing the latter with any documentation required or in any case requested for this purpose.

12.3	Each Beneficiary must satisfy any tax and social security withholding obligations under Applicable Laws arising in connection with an Option by the later of (1) the date of the event giving rise to the tax or social security liability, and (2) if permitted by Applicable Laws, three Business Days prior to the date on which the tax or social security contributions liability becomes due by the Company or any of its Affiliates. The Company or any of its Affiliates may deduct an amount sufficient to satisfy such obligations from any payment otherwise due to the Beneficiary. Subject to the Regulations and Applicable Laws, and unless otherwise determined by the Board of Directors, each Beneficiary may satisfy any withholding obligations with respect to social security contributions or tax arising in connection with an Option by one or more of the payment methods set out in sections 12.6.1, 12.6.2, 12.6.3, and 12.6.4.

12.4	Withholding obligations with respect to social security contributions or tax will be calculated at the maximum applicable statutory rates, or, if otherwise determined by the Board of Directors, at a rate no lower than the minimum rate provided for by Applicable Laws. Following the Listing, for Options held by individuals subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended, only the Board of Directors may authorize a rate above the minimum statutory rate. To the extent the amount withheld from a Beneficiary exceeds the amount remitted to the applicable tax authority by the Company or any of its Affiliates on behalf of such Beneficiary, the Beneficiary will be entitled to a refund of the excess amount from the Company or the applicable Affiliate within 365 days following the date of such withholding, in a manner determined by the Board of Directors to be appropriate under Applicable Laws.

12.5	The number of Shares sold, delivered, or retained under sections 12.6.2, 12.6.3, and 12.6.4 will not exceed the number of Shares with a selling price for Shares sold, or Market Value on the date of delivery or retention for Shares delivered or retained, equal to the withholding obligation calculated at the maximum individual statutory tax rate in the applicable jurisdiction, or at such other rate as may be required to avoid liability classification of the Option under the Generally Accepted Accounting Principles in the U.S. If the Beneficiary acquired the Shares from the Company in accordance with section 4.3, the Shares must have been held for the minimum period required under applicable accounting rules. Shares sold, delivered, or retained will be rounded up to the nearest whole Share to the extent rounding does not result in liability classification of the Option under the Generally Accepted Accounting Principles in the U.S.

12.6	Subject to the Regulations and Applicable Laws, and unless otherwise determined by the Board of Directors, each Beneficiary may pay the applicable Strike Price of an Option pursuant to the Plan as follows:

12.6.1	wire transfer of immediately available funds;

12.6.2	if there is a public market for Shares at the relevant time, consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan, in which case, the Company may instruct a broker acceptable to the Company to sell, on the applicable Beneficiary’s behalf, the Shares necessary to cover the Strike Price and remit the proceeds to the Company or its designee;

12.6.3	to the extent permitted by the Board of Directors, delivery of Shares owned by the Beneficiary valued at Market Value on the date of delivery, subject to any applicable taxes on any capital gain realized by the Beneficiary upon the delivery of such Shares;

12.6.4	to the extent permitted by the Board of Directors, surrender of Shares assigned to the Beneficiary but deliverable in connection with the Option valued at their Market Value on the date of surrender, subject to any applicable taxes on any capital gain realized by the Beneficiary upon the surrender of such Shares;

12.6.5	to the extent permitted by the Board of Directors, any other property that the Board of Directors determines is good and valuable consideration; or

12.6.6	any combination of the above payment methods, and any other payment method permitted by Applicable Laws, in each case as the Board of Directors approves.

12.7	Each Beneficiary’s acceptance of an Option constitutes the Beneficiary’s authorization for the Company and the broker to complete the transactions in section 12.6.

12.8	This section applies to any broker-assisted sale of Shares in connection with amounts owed by a Beneficiary under the Plan or any Option, including under sections 12.3 and 12.6.2, to the extent there is a public market for Shares at the relevant time:

12.8.1	Shares to be sold will be sold on the day the payment obligation first becomes due, or as soon thereafter as practicable.

12.8.2	Shares may be sold as part of a block trade with other Beneficiaries, in which all participants in the block trade receive an average price.

12.8.3	The Beneficiary will be responsible for all broker's fees and other costs of sale. By accepting an Option, each Beneficiary agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale.

12.8.4	If the proceeds of a sale exceed the amounts owed, the Company will pay the excess to the Beneficiary as soon as reasonably practicable.

12.8.5	The Company and its designees will have no obligation to arrange for a sale at any particular price.

12.8.6	If the proceeds of a sale are insufficient to satisfy the Beneficiary's obligation, the Beneficiary must pay the shortfall to the Company immediately upon demand.

12.9	Upon a Listing on a Stock Exchange in the U.S., the Strike Price of each outstanding Option will be converted into USD, with effect from the first day of trading. The applicable conversion rate will be based on the average of the daily EUR/USD reference exchange rates published by the European Central Bank during the five consecutive Business Days ending on (and including) the third Business Day before the first day of trading.

13.	Confidentiality

13.1	The Beneficiary acknowledges that the existence and contents of the Regulations and the Plan, as well as any information concerning the Company and its Affiliates, received or otherwise acquired by the Beneficiary for the purposes of the Regulations or the Plan, or in the context of the ownership of Options, or shares, or other equity instruments in the Company or in its Affiliates, must be treated as confidential. All information relating to the Company and its Affiliates, whether oral or written (whatever the form or storage medium), and regardless of whether such information is specifically identified as “confidential”, that is transmitted or otherwise made accessible to the Beneficiary prior to, in the context of, or after subscribing to these Regulations, is confidential information, including, but not limited to, information relating to product development, financial statements, financial reports and analyses, the valuation of the Company or any of its Affiliates, business plans and strategies, sales data and projections, or any other matters relating to the business, business plans, offices, assets, suppliers, customers, employees, contractors, directors or investors of the Company or any of its Affiliates (“Confidential Information”). However, Confidential Information will exclude the information that (1) is already publicly known at the time it is shared with the Beneficiary by the Company or any of its Affiliates, or becomes publicly known as a result of such disclosure without breach of any confidentiality obligations under this article 13 (Confidentiality), (2) was already in the lawful possession of, or known to, the Beneficiary without breach of any confidentiality obligations, before the Company or any of its Affiliates shared it with the Beneficiary, (3) was lawfully transmitted to the Beneficiary by a third party which was not subject to a duty of confidentiality, or (4) was independently developed by the Beneficiary without the use of Confidential Information or other information of a confidential nature acquired in the context of any other relationship of the Beneficiary with the Company.

13.2	From the time that the Confidential Information is transmitted or otherwise made accessible to the Beneficiary and until it becomes public knowledge for reasons other than the Beneficiary’s breach of their confidentiality obligations under this article 13 (Confidentiality), the Beneficiary must keep any Confidential Information confidential, using at least the same degree of care and diligence as the Beneficiary employs with respect to their own confidential information and taking appropriate measures for this purpose, and may not use it, without the prior written consent of the Company, for purposes other than the exercise of their rights and compliance with their obligations under the Regulations and the Plan, and the performance of activities related to the ownership of Options or shares or other equity instruments of the Company or any of its Affiliates (“Purpose”), and may not reveal it or make it available to any third party in any way. The Beneficiary may disclose Confidential Information only to their professional advisors who (1) reasonably need to know such Confidential Information for the purposes of their advisory activity in connection with the Purpose, (2) are aware of the confidential nature of the Confidential Information and the obligations set out in this article 13 (Confidentiality), and (3) are subject to confidentiality obligations that are at least as restrictive as those set out in this article 13 (Confidentiality) (“Professional Advisors”). The Beneficiary will be liable for any breach of the confidentiality obligations set out in this article 13 (Confidentiality) by any of their Professional Advisors to whom Confidential Information has been disclosed. In the event that the Beneficiary is required or ordered to disclose Confidential Information based on an applicable statutory or regulatory measure or a mandatory order of a competent judicial, state, banking or tax authority, the Beneficiary must immediately notify the Company in writing of such request or order so that the Company may promptly take action to object to such order or apply for an appropriate protective measure, and must obtain the prior consent of the Company, to the extent permitted by Applicable Laws or the order referred to above, with respect to the manner and content of any disclosure of Confidential Information. Pending or in the absence of obtaining an appropriate protective measure by the Company, the Beneficiary may disclose only that portion of Confidential Information which, in their reasonable opinion, expressed after having obtained specific legal advice, it is legally compelled to disclose to comply with the aforementioned provision or order, and in such event they must immediately take all necessary or even only appropriate measures and actions to protect such Confidential Information and ensure, including by cooperating with the Company, that the disclosed Confidential Information is treated with the highest degree of confidentiality by the receiving third party.

13.3	Notwithstanding the foregoing, all documents and other media containing or depicting Confidential Information, as well as any copies, together with any relevant analyses or other documents prepared by the Beneficiary, or their Professional Advisors, containing or otherwise reflecting Confidential Information, are and will remain the sole property of the Company. In the event of the Beneficiary’s termination of any relationship with the Company or any of its Affiliates pursuant to these Regulations or, if later, upon termination of their shareholding in the Company or any of its Affiliates, upon written request of the Company the Beneficiary must return any of the foregoing Confidential Information or destroy it within 15 days of such written request. The Beneficiary is expressly authorized to retain any documents as required by Applicable Laws.

13.4	The Beneficiary acknowledges that the Company or any of its Affiliates could suffer immediate and irreparable harm if the Beneficiary or their Professional Advisors breach any of their obligations under this article 13 (Confidentiality). In the event of a breach of one or more of these obligations by the Beneficiary or any of the Professional Advisors to whom Confidential Information has been disclosed, the Company will be entitled to bring any action and to enforce any remedy available under Applicable Laws for its protection, including any action or any remedy for compensation for damages. The Beneficiary must immediately notify the Company in writing upon discovery of any unauthorized disclosure or use of Confidential Information, as well as any other breach of the provisions of this article 13 (Confidentiality), and cooperate in the activities to be carried out by the Company to recover or otherwise regain possession of the Confidential Information that has been used or disclosed without authorization and to prevent its further unauthorized use or disclosure.

14.	Miscellaneous

14.1	The participation of the Beneficiary in the Plan does not constitute or give rise to any future or actual right, expectation, or claim of any kind in relation to or in connection with their Relationship. The Relationship will continue to be governed by the laws and contracts in force.

14.2	Nothing in these Regulations will be deemed to confer on the Beneficiary any stability covenant with respect to their Relationship, or to limit, reduce, or impair in any way the rights or powers of the Company and its Affiliates with respect to such Relationship.

14.3	Any rights, expectations, or benefits granted to the Beneficiary under the Plan:

14.3.1	Will not give rise to the recognition of similar or additional benefits under the Plan or otherwise determined.

14.3.2	Will not entitle the Beneficiary, upon expiry of the Plan, to participate in any further incentive schemes, however structured, or other forms of substitute or supplementary remuneration whatsoever.

14.4	Should one or more of the provisions under these Regulations be declared null, void, or otherwise invalid, the Company and the Beneficiary will negotiate in good faith new provisions to replace those that are null, void, or otherwise invalid, without affecting or limiting the validity of these Regulations.

15.	Applicable law

15.1	These Regulations and, accordingly, all rights relating to the Options, the Shares or the Plan will be governed by and construed in accordance with the laws of Italy, without giving effect to principles of conflicts of laws.

16.	Disputes

16.1	Any dispute between the Company and a Beneficiary arising out of or in connection with the Regulations, including those relating to their validity, interpretation, performance, or termination, will be settled by arbitration in accordance with the Rules of the Milan Chamber of Arbitration, which the Company and the Beneficiaries declare they know and accept in full. The arbitral tribunal will consist of a sole arbitrator, appointed in accordance with said rules, irrespective of the number of parties, and will decide according to Applicable Laws. The arbitration will be binding and will take place in Milan.

16.2	This arbitration clause will remain effective upon termination of these Regulations for any reason.

16.3	This arbitration clause will not apply to any dispute that under Applicable Laws may not be settled through arbitration, in which case the Court of Milan will have exclusive jurisdiction.

17.	Changes to the Regulations

17.1	The Beneficiary acknowledges that the Board of Directors has the right to unilaterally amend or make additions to these Regulations—therefore without the prior consent of the Beneficiary—which it deems necessary or appropriate in the corporate interest of the Company, as identified by the Board of Directors, including for the purpose of (1) aligning, or otherwise making consistent, the provisions of these Regulations with those contained in the bylaws of the Company, (2) making the provisions of these Regulations consistent with the administrative systems adopted by the Company for the management of the Relationship or with the contractual standards adopted by the Company to regulate the Relationship, or (3) better protecting the Confidential Information and the business of the Company and its Affiliates, provided that each of the foregoing amendments or additions do not materially and negatively alter the economic and equity aspects of the Plan, and provided that such amendments or additions do not affect the rights already legitimately acquired by the Beneficiary under the Plan. Without prejudice to the foregoing, the amendments or additions made by the Company unilaterally to the following provisions will be considered valid and legitimate from now on: the definitions of “Shares”, “Beneficiary”, “Change of Control”, “Exercise Windows,” and “Final Grant Date” as set out in article 2 (Definitions), article 3 (Management of the Plan and subscription to the Regulations), article 5 (Acceptance of the Plan or Options), article 8 (The Relationship between the Company and the Beneficiary), article 11 (Notices), article 13 (Confidentiality), and the annexes to these Regulations.

Annex A of the Regulations

Acceptance of Options Notice

To

Bending Spoons S.p.A.

[place, date]

Re: Acceptance of Options Notice

Dear Bending Spoons team,

Recitals

a)	I have previously subscribed to the Plan for the possible grant of Options by sending the Subscription Notice.

b)	On [-], I was informed by the Board of Directors of a grant in my favor of No. [-] Options with a Vesting Period of [-] months, Strike Price per Option of Euro [-], and [-] as Grant Date.

c)	Capitalized terms in this notice have the same meaning as given to them in the regulations of the Plan approved by the Board of Directors on [-] (the “Regulations”).

I hereby undertake the following commitments and make the following representations

I hereby accept No. [-] Options having a Vesting Period of [-] months, a Strike Price per Option of Euro [-], and [-] as Grant Date.

Sincerely,

[Beneficiary]

Annex B of the Regulations

Grant Notice

To

[Beneficiary]

[place, date]

Re: Grant Notice

Dear Beneficiary,

Recitals

a)	You have previously subscribed to the Plan for the possible assignment of Options by sending the Subscription Notice.

b)	Capitalized terms in this notice have the same meaning as given to them in the regulations of the Plan approved by the Board of Directors on [-] (the “Regulations”).

We therefore inform you as follows

The Board of Directors has resolved to grant you No. [-] Options with a Vesting Period of [-] months, a Strike Price per Option of Euro [-], and [-] as Grant Date.

If you wish to accept this grant, please reply by means of the Acceptance of Options Notice attached to the Regulations as Annex A.

Sincerely,

Bending Spoons S.p.A.

By:
Name:
Title:

Annex C of the Regulations

Subscription Notice

To

Bending Spoons S.p.A.

[place, date]

Re: Subscription Notice

Dear Bending Spoons team,

Recitals

a)	I have been previously informed of the existence of a Plan concerning the possible allocation of Options to the Company’s employees.

b)	Capitalized terms in this notice have the same meaning as given to them in the regulations of the Plan approved by the Board of Directors on [-] (the “Regulations”).

c)	I wish to subscribe to the Plan governed by the Regulations.

I hereby undertake the following commitments and make the following representations

1)	I hereby represent as follows:

a.	I have examined and fully understood the Regulations, and I fully and unconditionally accept the terms and conditions set out in the Regulations;

b.	I expressly and unconditionally subscribe to the Plan, thereby becoming to all intents and purposes a Beneficiary and a holder of the rights and obligations provided for in favor of Beneficiaries by the Regulations.

2)	Pursuant to section 11.2 of the Regulations, I hereby provide the following address for communications:

Sincerely,

[Beneficiary]

Annex 7.2 of the Regulations

Example of calculation of the maximum number of Non-Vested Options held by a Beneficiary that can be exercised during a given Exercise Window pursuant to section 7.2 of the Regulations

Let us assume, for example, that a Beneficiary is granted on a certain Grant Date (Z), 100 Options with a Vesting Period of 48 months. This is the first allocation of Options made to such Beneficiary. After 24 months, on Z+24, a Change of Control occurs, and the Beneficiary decides to take advantage of the Exercise Window and exercise the maximum possible number of Non-Vested Options granted on the Grant Date (Z). Since the Beneficiary has not exercised any of the Non-Vested Options granted on the Grant Date (Z) in previous Exercise Windows, the maximum number of Non-Vested Options exercisable by such Beneficiary in Z+24 will be equal to:

NVO(Z) * R(Z) – GO(Z)

Where:

NVO(Z) = [100] (number of Options allocated on the Grant Date (Z) for which the Vesting Period has not yet ended at the opening of the Exercise Window (Z+24))

R(Z) = [24/48] (ratio between: (1) the number of months between the Grant Date (Z) and the current Exercise Window (Z+24); and (2) the Vesting Period of each Non-Vested Option granted on such Grant Date (Z), expressed in months)

GO(Z) = [0] (the Beneficiary has not exercised any Option granted on the Grant Date (Z))

namely 100 * 24/48 - 0 = 50.

Let us further assume that after 12 months (Z+36) the Board of Directors decides to allow the Beneficiary to exercise Non-Vested Options. The Beneficiary will by then already have exercised Non-Vested Options granted on the Grant Date (Z) in previous Exercise Windows, and therefore the maximum number of Non-Vested Options that can be exercised in Exercise Window Z+36 will be equal to:

NVO(Z) * R(Z) – GO(Z)

where:

NVO(Z) = [100] (number of Options granted on the Grant Date (Z), also taking into account the Option rights already exercised, for which the Vesting Period has not (or would not have) ended at the opening of the Exercise Window (Z+36))

R(Z) = [36/48] (ratio between: (1) the number of months between the Grant Date (Z) and the current Exercise Window (Z+36); and (2) the Vesting Period of each Non-Vested Option granted on such Grant Date (Z), expressed in months)

GO(Z) = [50] (the Beneficiary has already exercised 50 Options granted on the Grant Date (Z) for which at the opening of the Exercise Window (Z+36) the Vesting Period would not yet have ended)

namely 100 * 36/48 - 50 = 25.

Let us further assume that the same Beneficiary is granted, on another Grant Date Z+24, additional 48 Options with a Vesting Period of 48 months. As mentioned above, the Board of Directors has decided to allow the Beneficiary to exercise Non-Vested Options in Z+36, thus opening the Z+36 Exercise Window. The Beneficiary may therefore exercise, in addition to the 25 Non-Vested Options granted on the Grant Date (Z), a certain number of Non-Vested Options granted on the Grant Date (Z+24) determined as follows:

NVO(Z+24) * R(Z+24) – GO (Z+24)

where:

NVO(Z+24) = [48] (number of Options granted on the Grant Date (Z+24) for which the Vesting Period has not yet ended at the opening of the Exercise Window (Z+36))

R(Z+24) = [12/48] (ratio between: (1) the number of months between the Grant Date (Z+24) and the current Exercise Window (Z+36); and (2) the Vesting Period of each Non-Vested Option granted on such Grant Date (Z+24), expressed in months)

GO(Z+24) = [0] (the Beneficiary has not exercised any Option right granted on the Grant Date (Z+24))

namely 48 * 12/48 - 0 = 12.